Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 20th day of February, 2024 (the “Effective Date”)

BETWEEN:

INMED PHARMACEUTICALS INC., a company incorporated under the laws of British Columbia with offices at Suite 310, 815 West Hastings St., Vancouver, B.C., V6C 1B4 (the “Company”)

AND:

Narinder Netta “Neeta” Jagpal (the “Executive”), of 14280 90A Ave., Surrey, BC V3V 7X9

(each a “Party” and together, the “Parties”)

WHEREAS:

A.	The Company is a clinical stage pharmaceutical company that specializes in developing therapies through the research and development of novel, cannabinoid-based and other pharmaceutical therapies to treat disease combined with innovative drug delivery systems;

B.	The Executive has the expertise, qualifications and required certifications to perform the services contemplated by this Agreement; and

C.	The Company and the Executive have agreed to set out in writing the terms and conditions of the Executive’s continued employment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1	EMPLOYMENT

(a)	Terms of Employment. The Executive will be continue to be employed by, and will continue to serve, the Company on the terms and conditions set out herein.

(b)	Position and Services. The Executive will hold the position of Chief Financial Officer and Corporate Secretary and will have powers and duties consistent with such position as may from time to time be prescribed by the CEO and Board of Directors of the Company (the “Board”), as outlined in Exhibit A (the “Services”). The Executive will report directly to the CEO and will comply with all lawful instructions given by the CEO.

(c)	Term. The terms and conditions of this Agreement will have effect as and from the Effective Date and the Executive’s employment will continue until terminated as provided for in this Agreement (the “Term”).

(d)	Policies. The Executive’s employment with the Company is subject to and governed by the Company’s policies as established and amended by the Company from time to time in its sole discretion. Performance of Duties. The Executive will perform the Services in a competent and efficient manner and on an exclusive, full-time basis. The Employee’s principal place of employment initially will be at InMed’s offices and, with the consent of the CEO, will be allowed to work from their home in Canada, although the Employee understands and agrees that they may be required to travel to the U.S. or other locations for the purposes of meetings, conferences, business development or other reasons related to their employment for business reasons.

(e)	The Executive may manage their personal investments or engage in charitable or other community activities as long as those services and activities do not interfere with the Executive’s performance of his duties to the Company. The Executive will at all times act in good faith to the Company.

The Executive may participate in business associations, charitable organizations or other similar organizations, subject to the reasonable objection of the Company and provided that it does not interfere with the proper discharge of the Executive’s duties to the Company. However, while employed by the Company, the Executive must not carry out any other work or be involved in any other business for the Executive or any other person, firm or company (whether for compensation or not,) without first obtaining written permission from the Company. The Executive represents that they are not currently involved with any other business for which they must seek such permission.

(f)	Fiduciary. The Executive acknowledges that the Executive will be in a fiduciary relationship with the Company and will continue to owe fiduciary obligations to the Company. The provisions of this Agreement including the Exhibits are additional to and do not amend, replace or otherwise reduce the Executive’s fiduciary obligations at law or equity.

(g)	Compliance with the Law. The Executive will work with the Company, including Counsel, to ensure that the Company is at all times in compliance with applicable laws, including without limitation the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act (U.S.) and all SEC and BCSC rules and regulations for a reporting company.

2	REMUNERATION AND BENEFITS

(a)	Base Salary.

(i)	The Company will pay the Executive an annual salary of C$325,000, for full-time performance of the Services (the “Base Salary”). The Base Salary is payable in a manner that is consistent with the Company’s usual payroll practices for senior executives as amended from time to time. Currently, this practice involves the base salary being paid semi-monthly in arrears, in equal instalments and shall be subject to such deductions of tax and other applicable contributions as is required by law in Canada, as applicable.

(ii)	The Executive’s Base Salary will be reviewed annually by the Board and the compensation committee of the Company in accordance with the Company’s annual performance and compensation review process, including consideration of the Company’s market capitalization and financial stability. Any increase in Base Salary is at the sole discretion of the Company. An increase in the Base Salary in any year or any number of years does not entitle the Executive to any increase in the Base Salary in any subsequent year.

(iii)	The Company may decrease the Base Salary, but only in the case of an across-the-board salary reduction affecting all senior executives of the Company and with any such reduction being of similar magnitudes across all executives. The Company will not decrease the Base Salary of the Executive for at least six (6) months from the Effective Date. Should a salary reduction be implemented across-the-board affecting all senior executives of the Company, then the decrease will be in similar magnitude across all executives, and not exceed more than 10% of the Executive’s base salary at the time the salary reduction is effected. Any such reduction shall not constitute a constructive dismissal of the employment of the Executive by the Company.

(b)	Bonus. The Executive is eligible to be considered for an annual discretionary bonus which will be subject to the approval of the Board and the compensation committee of the Company, in their sole discretion, on an annual basis in accordance with the Company’s annual performance and compensation review process, including consideration of the Company’s market capitalization and financial stability. Payment of a bonus in any one year or any number of years will not entitle the Executive to any payment of a bonus in any subsequent year. The target annual discretionary bonus for the Executive is equal to 40% of Base Salary paid to the Executive in the preceding 12 month (fiscal year) period (the “Target Bonus”).

(c)	Signing Bonus. The Company will pay the Executive a signing bonus in the amount of C$1,000, less statutory deductions, in conjunction with the first pay period for which the Executive is eligible.

(d)	Stock Options. The Company may from time to time in its sole discretion grant to the Executive stock options in the capital of the Company (the “Options”) pursuant to the Company’s Incentive Stock Option Plan (the “SOP”) on the terms and conditions for such participation as established and changed from time to time by the Company in its sole discretion. For clarity, any Options that are granted will be granted at the market price in accordance with and subject to the options policies of the applicable exchange and will be subject to the Company’s Insider Trading Guidelines including the blackout provisions therein. The terms and conditions relating to the Options will be subject to the Option Agreement that is entered into as a condition of the grant of the Options. If there is any conflict between the terms of this Agreement and the SOP, the terms of the SOP will govern. If there is any conflict between the terms of this Agreement and the Option Agreement, the terms of this Agreement will govern to the extent of the conflict.

The Executive will receive the following options, to be granted at the earliest time allowable under the SOP and any blackout provisions*:

Date of Grant	Number of Options	Price	Expiry Date
TBD*	50,000	TBD on Date of Grant	Five years from Date of Grant

(e)	Expenses. The Company will reimburse the Executive for all ordinary and necessary expenses incurred by the Executive in performing services under this Agreement, including reasonable travel and living expenses when Employee travels for business purposes to fulfill their duties. Reimbursement or payment of such expenses will be made in accordance with the Company’s policies and procedures provided in the Employee Handbook and as established by the Company for its senior executives as amended by the Company from time to time in its sole discretion.

The Company also agrees to reimburse the Executive for:

i.	up to C$400 per month for parking (as per contract or receipts made available to the Company);

ii.	monthly cell phone expense up to C$100 (as per contracts made available to the Company);

iii.	professional fees such as Annual Chartered Professional Accountant dues and annual professional development fees associated with maintaining standing in the Institute of Chartered Professional Accountant and Governance Professionals of Canada;

(f)	Other Benefits. The Company will facilitate the Executive’s enrolment in the Company’s insured benefits plans as amended from time to time by the Company in its sole discretion or by the Company’s insurance carrier. Eligibility to participate in the plans and to receive benefits under the plans, and the payment of benefits will be subject to the terms and requirements of the applicable insurance carrier in accordance with the formal benefits plan documents and policies. The Company’s financial liability is limited to paying its portion of the premium cost of the benefits. The Company will not be responsible for the payment of benefits in any circumstance. The Company reserves the right, in its sole discretion, to amend, change or terminate any of the insurance benefit plans or providers in whole or in part at any time.

(g)	Vacation. The Executive is entitled to paid holidays and vacation days each year, in an amount determined in accordance with and subject to the Company’s applicable policies in effect, and as may be amended from time to time. The Executive will be entitled to 25 days of vacation per calendar year, which will be pro-rated for partial years of service, including for any period in which the Executive is not a full-time employee. Vacation days will be scheduled at times that are mutually acceptable to the Executive and the Company. Carry-over of vacation days will be according to Company policy, and any accrued but unused vacation days will be paid out upon termination or otherwise as per Company policies, as amended by the Company from time to time in its sole discretion.

3	COVENANTS

(a)	Competition. During the Term, the Executive will not compete with the Company in any manner whatsoever.

(b)	Confidentiality and Intellectual Property Agreement. The Executive and the Company will enter into a Confidentiality and Assignment of Inventions Agreement in the form attached hereto as Exhibit B.

(c)	Restrictive Covenant Agreement. The Executive will execute and abide by the Restrictive Covenant Agreement attached hereto as Exhibit C.

(d)	Acknowledgement. The Executive acknowledges that the consideration provided by the Company under this Agreement is in part in exchange for the Executive’s agreement to execute and abide by the Exhibits B and C to this Agreement, and that the Executive has received sufficient consideration for the Executive’s agreement to execute and abide by those Exhibits.

4	TERMINATION

(a)	Definitions. In this Agreement,

(i)	“Change in Control” means the consummation of any of the following:

(A)	the sale of all or substantially all of the assets of the Company to an unrelated person or entity,

(B)	a merger, reorganization, or consolidation involving the Company in which the shares of voting stock outstanding immediately prior to the transaction represent or are converted into or exchanged for securities of the surviving or resulting entity that, immediately upon completion of the transaction, represent less than 51% of the outstanding voting power of the surviving or resulting entity,

(C)	the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons, or

(D)	any other acquisition of the business of the Company, as determined by the Board,

but any public offering by the Company, or another capital raising event, or a merger effected solely to change the Company’s domicile does not constitute a Change in Control;

(ii)	“Date of Termination” means:

(A)	if the Executive’s employment is terminated by their death, the date of death;

(B)	if the Executive’s employment is terminated by the Company for any reason, on the effective date of the Notice of Termination that is given to the Executive;

(C)	if the Executive terminates their employment under section 6, Resignation Without Good Reason, on the effective date of resignation specified by the Executive in the Notice of Termination subject to the Company’s rights pursuant to section 6; or

(D)	if the Executive resigns from their employment under section 7 for Good Reason following a Change in Control of the Company, the date on which the Executive provides the Company with the Notice of Termination.

(iii)	“Disability” means the inability of the Executive to substantially perform the Services on a full-time basis for a continuous or cumulative period of six months in any 18-month period where such inability is a result of physical or mental illness or injury and where it would cause undue hardship to the Company to accommodate.

(iv)	“Good Reason” means the occurrence of any of the following events without the Executive's prior written consent:

(A)	a change in the Executive’s position which materially reduces the Executive’s responsibilities from the responsibilities in effect immediately prior to the Change of Control,

(B)	a reduction by the Company of the Base Salary or Target Bonus percentage other than as specifically permitted in accordance with section 2(a)(iii) of this Agreement, or

(C)	a relocation of Executive’s principal place of employment by more than 30 kilometers;

(v)	“Just Cause” means:

(A)	the Executive is convicted of a crime involving dishonesty, breach of trust, or physical harm to any person (excluding driving while affected by drugs or alcohol) or any violation of provincial or federal securities laws,

(B)	the Executive willfully engages in conduct that is in bad faith and/or materially injurious to the Company, monetarily, reputationally, or otherwise, including but not limited to, misappropriation of trade secrets, fraud, embezzlement or moral turpitude,

(C)	the Executive commits a material breach of this Agreement including the Exhibits,

(D)	the Executive willfully and on a continuing basis refuses to implement or follow a material lawful policy or reasonable directive of the Company, or

(E)	the Executive willfully and on a continuing basis fails to perform his duties hereunder diligently and professionally; or

(F)	the Executive engages in any other conduct that constitutes just cause to terminate the employment relationship at common law; and

(vi)	“Notice of Termination” means a written notice by the Company or the Executive that provides the other Party with notice of termination of the employment under this Agreement and indicates the specific termination provision in this Agreement upon which the termination is based.

(b)	Termination. The Executive’s employment with the Company may be terminated as follows:

(i)	by the Company for Just Cause;

(ii)	by the Company in its sole discretion without Just Cause subject to providing the payments and entitlements set out in section 5 of this Agreement except as provided in section 7;

(iii)	by the Executive as provided for in section 6 or 7 of this Agreement;

(iv)	by the Company following a Change in Control as provided for in section 7 of this Agreement;

(v)	by the Company following receipt of a Notice of Termination by the Executive as contemplated in section 6 of this Agreement;

(vi)	by the Executive’s death, in which case a Notice of Termination will be deemed to have been given by the Executive to the Company as of the Date of Termination; or

(vii)	by the Company as a result of Disability, but nothing in this section 4(b)(vii) will reduce the Executive’s rights, if any, under the Company’s insurance benefits plans accruing prior to termination or under applicable law, and the Company shall pay or provide to the Executive (or the authorized representative or estate of the Executive if applicable) any earned but unpaid Base Salary, unpaid expense reimbursements validly incurred by the Executive, accrued but unused vacation subject to Company policy, any vested benefits the Executive may have under any employee benefit plan of the Company, and any earned but unpaid annual bonus for the prior fiscal year, that is due and owing for Services provided up to and including the Date of Termination (collectively the “Accrued Benefits”). If the termination is initiated by the Company, the Company will also provide the notice of termination or wages in lieu of notice owing pursuant to the minimum requirements of the B.C. Employment Standards Act (the “ESA Entitlement”).

(c)	Return of Materials. The Executive will return to the Company all Company documents, files, manuals, books, software, equipment, keys, identification or credit cards, and all other property belonging to Company, including electronic devices and any necessary passwords and encryption codes immediately upon the termination of the Executive’s employment with the Company for any reason.

(d)	Resignation as Officer and/or Director: In the event of termination of the employment of the Executive for any reason, the Executive will, as of the Termination Date, resign as an officer, secretary and/or director of the Company and any other entity of which the Executive is an officer, secretary or director at the request of Company or otherwise as part of the Services.

(e)	Release. In order to receive the entitlements set out in this Agreement that are in excess of the ESA Entitlement, the Executive, or the estate of the Executive as applicable, will be required, within 14 days of the Date of Termination, to sign and return a Release in the form attached as Exhibit D to this Agreement (the “Release”) failing which the Executive will only be entitled to the ESA Entitlement, if any. For clarity, if the Executive does not sign and return the Release to the Company, then the Executive will still be bound by the provisions of this Agreement, including each of the obligations set out in the Exhibit B and C.

(f)	Full Satisfaction. The amounts payable to the Executive pursuant to the express terms of this Agreement, if any, constitute full and final satisfaction of the Executive’s rights and entitlements in connection with the termination of the Executive’s employment, including without limitation pursuant to the B.C. Employment Standards Act (“ESA”) and the common law, and the Company shall have no further obligation or liability of any kind for any claim, action, complaint, or demand whatsoever, whether at law or equity, under contract, or under any legislation from time to time applicable and in force or otherwise, for any remedy, damages, or loss sustained or sought by the Executive arising out of the employment of the Executive by the Company or the termination of that Employment.

5	TERMINATION WITHOUT JUST CAUSE

If the Executive’s employment is terminated by the Company without Just Cause pursuant to section 4(b)(ii), then in addition to the ESA Entitlement and the payment of any Accrued Benefits, and subject to the Executive first providing the Company with an executed Release pursuant to section 4(e), the Company shall pay the Executive an amount (the “Severance Amount”) calculated as follows:

(a)	If terminated any time during the initial twelve (12) months from the Effective Date of Employment, an amount equal to six (6) months’ Base Salary, less an amount equal to the ESA Entitlement provided by the Company to the Executive;

(b)	If terminated any time after the initial twelve (12) months from the Effective Date of Employment, an amount equal 12 months’ (12) months’ Base Salary plus one month per year of employment completed beyond 12 month anniversary of the Effective Date of Employment, up to a maximum of eighteen (18) months total, less an amount equal to the ESA Entitlement provided by the Company to the Executive;

(c)	in addition to the amount payable under section 5 (a) or (b), a bonus payment equal to the average of the actual annual bonus payments, if any, made to the Executive from the previous 3 calendar years preceding the Date of Termination, pro-rated for the then current calendar year up to and including the Date of Termination.

The Company shall pay the Severance Amount within 5 business days after the date that the Company receives the signed Release as per section 4(e) of this Agreement, provided that the Company, in its sole discretion, may pay the Severance Amount by way of one or more lump sum payments, by way of salary continuance or by a combination of both.

For clarity, if the Executive does not provide the Company with an executed Release on the timelines set out above, the Executive will not be entitled to receive the Severance Amount.

6	RESIGNATION WITHOUT GOOD REASON

The Executive may terminate their employment by providing to the Company Notice of Termination of their employment at least 90 days prior to the effective date of resignation. During such notice period, the Executive shall continue to diligently perform all of the Executive’s duties. Upon receipt of a Notice of Termination from the Executive pursuant to this section 6, the Company may, at its option:

(a)	direct that the Executive cease providing part or all of the Services and such direction will not constitute an express or constructive termination of the employment of the Executive by the Company, provided that the Company will remain bound to pay the Base Salary for the balance of the notice period provided by the Executive; or

(b)	terminate the employment of the Executive at any time within the notice period, including where the Company first elects to proceed with the option under section 6 (a) above, in which case, unless the termination is for Just Cause, the Company will pay the Executive only the lesser of either (i) an amount equal to the Base Salary from the date the Executive provided the Notice of Termination until the earlier of the date of resignation or retirement selected by the Executive and 90 days from the date the Executive provided the Notice of Termination, and (ii) the ESA Entitlement.

For clarity, if the Company elects to terminate the employment of the Executive after receiving Notice of Termination from the Executive, the Company will not owe the Executive the Severance Amount and all benefits coverage will cease as of the Date of Termination set out in the Employer’s Notice of Termination.

7	CHANGE IN CONTROL

If within 12 months following the effective date of a Change in Control,

(a)	the Company terminates the Executive’s employment without Just Cause; or

(b)	the Executive resigns from their employment with the Company for Good Reason, effective immediately, by providing the Company with a Notice of Termination specifying the basis for this resignation,

then,

(c)	in addition to the ESA Entitlement and payment of the Accrued Benefits, and in lieu of paying the Executive the Severance Amount pursuant to section 5 (if applicable), subject to the Executive first providing the Company with an executed Release pursuant to section 4(e), the Company shall pay to the Executive an amount (the “Change in Control Severance Amount”) as follows:

(i)	an amount equal to the greater of entitlement set out in section 5 and 12 months’ Base Salary less an amount equal to the ESA Entitlement provided by the Company to the Executive; plus

(ii)	an amount equal to the average of the actual annual bonus payments, if any, made to the Executive from the previous 3 calendar years preceding the Date of Termination, pro-rated for the then current calendar year up to and including the Date of Termination.

The Company shall pay the Change in Control Severance Amount within 5 business days of the date that the Company receives the signed Release as per section 4(e) of this Agreement, provided that the Company, in its sole discretion, may pay the Change in Control Severance Amount by way of one or more lump sum payments, by way of salary continuance or by a combination of both; and

(d)	notwithstanding anything to the contrary in any applicable Option Agreement or stock-based award agreement, all Options and other stock-based awards held by the Executive shall immediately accelerate, vest, and become fully exercisable or non-forfeitable as of the Date of Termination under this section 7.

8	Stock Option Plan (SOP) Entitlements

(a)	On a termination of the employment of the Executive for any reason and whether initiated by the Company or the Executive, the rights of the Executive with respect to any Option will be determined in accordance with the SOP and the applicable Option Agreement.

(b)	Acknowledgement: The Executive acknowledges and agrees that the provisions of this Agreement and the SOP may significantly limit and restrict the Executive’s common law rights and entitlements to remuneration upon the termination of the Executive’s employment for any reason, whether the termination is voluntary or involuntary, and whether the termination was initiated by the Executive, by the Company, or otherwise, and that the Executive has had a reasonable opportunity to review these provisions and seek legal advice.

Initial Here:            NJ

9	GENERAL

(a)	Withholdings and Currency. All payments made by the Company to the Executive under this Agreement will be in Canadian dollars and subject to tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement is to be construed to obligate the Company to design or implement any compensation arrangement in a way that minimizes tax consequences for the Executive.

(b)	Remedies. The Executive acknowledges that damages cannot be an adequate remedy to compensate the Company for any actual or anticipatory breach by the Executive of section 1(e) of this Agreement or Exhibits B and C. In the event of a breach or anticipatory breach by the Executive of the provisions of section 1(e) of this Agreement or the Exhibits B and C, the Company will be entitled to interim, interlocutory and permanent injunctions restraining the Executive from such breach. Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or anticipatory breach of this Agreement including the Exhibits nor limiting the amount of damages recoverable in the event of a breach or anticipatory breach by the Executive of the provisions of section 1(e) of this Agreement or the Exhibits B and C. Without limiting the generality of the foregoing, the Executive acknowledges that, in the event of a breach or threatened breach by the Executive of any of the provisions of section 1(e) of this Agreement or the Exhibits B and C, the damages of the Company may exceed the amount paid to the Executive pursuant to this Agreement. If the Executive breaches any provision of this Agreement, then despite any term or condition to the contrary and without limitation to any remedy the Company may be entitled to, any entitlement of the Executive to remuneration that has not yet been paid or provided is immediately terminated except and only to the extent that the compensation is minimally owing under the ESA or any other applicable legislation.

(c)	Assignment and Benefit. The Executive will not assign or transfer this Agreement or any rights or obligations hereunder. The Company may assign this Agreement to any successor to the Company and in the event of such an assignment the provisions hereof will inure to the benefit of, and be binding upon, each successor of the Company, whether the successor arises by merger, consolidation or transfer of all or substantially all of its assets. This Agreement shall inure to the benefit of and be enforceable by the Executive's successors and legal representatives.

(d)	Non-Waiver. Failure on the part of either Party to complain of any act or failure to act of the other of them or to declare the other Party in default of this Agreement, irrespective of how long such failure continues, will not constitute a waiver by such Party of their rights hereunder or of the right to then or subsequently declare a default.

(e)	Severability. If any provision in this Agreement including the Exhibits is found to be invalid or unenforceable, then to the greatest extent permitted by law the scope of any unenforceable provision will be deemed modified and diminished by the Parties to the minimum extent necessary to render such provision valid and enforceable, and in any event the invalidity or unenforceability of any such provision will not affect the validity or enforceability of any other provision of this Agreement including the Exhibits.

(f)	Entire Agreement. This Agreement, including the Exhibits and any Option Agreements, constitutes the entire agreement between the Parties with respect to the employment of the Executive and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the Parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

(g)	Survival. The provisions of sections 1(f) and 3 to 9 inclusive this Agreement and the Exhibits survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the intent of the Parties as expressed in this Agreement.

(h)	Modification of Agreement. Any modification of this Agreement must be in writing and signed by both the Company and the Executive or it will have no effect and will be void.

(i)	Headings and Sub-Headings. Descriptive headings and sub-headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

(j)	Disputes. All disputes arising out of or in connection with this Agreement and the employment relationship between the Parties, including the Exhibits, are to be referred to and finally resolved by a single arbitrator pursuant to the Domestic Commercial Rules of Procedure of British Columbia administered by the Vancouver International Commercial Arbitration Centre (VanIAC) pursuant to its applicable Rules. The place of arbitration will be Vancouver, British Columbia.

Either Party may apply to the arbitrator for injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Before an arbitrator is appointed or makes a final determination on the merits of the controversy, either Party also may, without waiving any remedy under this Agreement, seek from any court of competent jurisdiction in British Columbia sitting in Vancouver any interim or provisional relief that is necessary to protect the rights or property of that Party.

Any decision of the Arbitrator shall be final on the Parties and their respective successors and assigns unless either party appeals such decision to a three party arbitration panel within 30 days, whether on a question of law, a question of fact, or a mixed question of law or fact.

Each Party shall bear its own costs of any arbitration proceedings commenced pursuant to this Agreement, including legal and travel costs, and the Parties shall equally share the fees of the Arbitrator and the facility fees.

The Arbitration procedures, hearings, documents, and award shall remain strictly confidential between the Parties.

Acknowledgement: The Executive acknowledges and agrees that the Executive has had a reasonable opportunity to review this arbitration provision, inquire about the nature and extent of the costs of arbitration and seek legal advice.

Initial Here:           NJ

(k)	Governing Law and Language. This Agreement will be governed by and construed according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

(l)	Notices. Any notices, requests, demands, and other communications provided for by this Agreement are sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention to the Corporate Secretary.

(m)	Collection and Use of Personal Information. The Executive acknowledges that the Company will collect, use and disclose health and other personal information for employment and business related purposes. The Executive consents to the Company collecting, using and disclosing health and other personal information of the Executive for employment and business related purposes in accordance with the privacy policy of the Company.

(n)	Minimum Requirements. Nothing in the Agreement is intended to contract out of any minimal substantive or procedural entitlements or rights that the Executive may have under the ESA, B.C. Human Rights Code or any other applicable legislation. If any provision in the Agreement provides the Executive with an entitlement that does not meet what the Executive is minimally entitled to under the ESA, Human Rights Code or any other applicable legislation, then the provision is deemed modified so that the Executive receives the minimum entitlement required under the ESA, Human Rights Code or any other applicable legislation.

(o)	Independent Legal Advice. The Executive agrees that the Executive has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledges that the Executive has read, understands, and agrees to be bound by all of the terms and conditions contained herein. The Executive further agrees that the consideration described aforesaid is accepted voluntarily for the purpose of employment with the Company under the terms and conditions described herein.

(p)	Use of Discretion: Where this Agreement or Exhibits grant the Company a discretionary power, the Company will be entitled to exercise that power in its sole and absolute discretion for the best interests of the business of Company except that any discretion exercisable with respect to the Restrictive Covenant Agreement must be exercised reasonably.

(q)	Counterparts. This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts, each of which counterparts, when so executed and delivered is to be taken to be an original; but those counterparts together constitute one and the same document. PDF, facsimile, scanned, and electronic signatures have the same legal effect as original ink signatures.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, and the Executive has initialed where indicated above, as of the day and year first written above.

/s/ Eric A. Admas	/s/ Netta Jagpal
Eric A. Adams	Narinder Netta “Neeta” Jagpal
President and CEO

Exhibit A – Services

Chief Financial Officer and Corporate Secretary

The Chief Financial Officer (CFO) provides both operational and programmatic support to the organization. The CFO supervises the finance unit and is the chief financial spokesperson for the organization. The CFO reports directly to the President/Chief Executive Officer (CEO) and directly assists the Executive Team on all strategic and tactical matters as they relate to budget management, cost benefit analysis, forecasting needs and the securing of new funding.

ESSENTIAL DUTIES AND RESPONSIBILITIES

●	As a business partner to the CEO and senior leadership team, the CFO will assess organizational performance against both the prior year results, the annual budget, and the company’s long-term strategy.

●	The CFO role includes U.S. Securities and Exchange Commission designations for Principal Financial Officer and Principal Accounting Officer under Rule 16a-1(f).

●	Assist in performing all tasks necessary to achieve the organization's mission and help execute staff succession and growth plans.

●	Train staff on raising awareness and knowledge of financial management matters.

●	Participate in developing new business, specifically: assist the CEO in identifying new funding opportunities, the drafting of prospective budgets, and determining cost effectiveness of prospective service delivery.

●	Assess the benefits of all prospective contracts and advise the Executive Team on implementation matters.

●	Ensure adequate controls are installed and that substantiating documentation is approved and available such that all purchases may pass independent and governmental audits.

●	Provide the Executive Team with an operating budget. Work with the Executive Team to ensure programmatic success through cost analysis support, and compliance with all contractual and programmatic requirements. This includes:

◦	1) interpreting legislative rules and regulations to ensure compliance with all federal, state, local and contractual guidelines,

◦	2) ensuring that all government regulations and requirements are disseminated to appropriate personnel, and

◦	3) monitoring compliance.

●	Oversee the management and coordination of all fiscal reporting activities for the organization including: organizational revenue/expense and balance sheet reports, reports to funding agencies, development and monitoring of organizational and contract/grant budgets.

●	Oversee all purchasing and payroll activity for staff and participants.

●	Develop and maintain systems of internal controls to safeguard financial assets of the organization and oversee federal awards and programs.

●	Oversee the coordination and activities of independent auditors and ensure that the preparation of the quarterly and annual financial statements and MD&A is in accordance with all government policies and provincial and federal and other required supplementary schedules and information.

●	Attend Board and Subcommittee meetings (as warranted), including being the lead staff on the Audit and Risk Committee. Acts as secretary to the Board of Directors.

●	Monitor banking activities of the organization.

●	Ensure adequate cash flow to meet the organization's needs.

●	Investigate cost-effective benefit plans and other fringe benefits which the organization may offer employees and potential employees with the goal of attracting and retaining qualified individuals.

●	Oversee the production of monthly reports including reconciliations with funders and pension plan requirements, as well as financial statements and cash flow projections for use by Executive management, as well as the Audit and Risk Committee and Board of Directors.

●	Assist in the design, implementation, and timely calculations of wage incentives, commissions, and salaries for the staff.

●	Oversee Accounts Payable and Accounts Receivable and ensure a disaster recovery plan is in place.

●	Oversee business insurance plans.

●	Oversee the maintenance of the inventory of all fixed assets, including assets purchased with government funds (computers, etc.) assuring all are in accordance with federal regulations.

●	Other projects as may be assigned from time-to-time by the CEO and Board of Directors.

Exhibit B – Confidentiality and Assignment of Inventions Agreement

Dated: 20 February 2024

WHEREAS:

A.	In accordance with the terms of the Executive Employment Agreement between the Executive and the Company dated 20 February 2024 (the “EEA”), the Executive has agreed to execute this Confidentiality and Assignment of Inventions Agreement on the terms set out herein.

NOW THEREFORE for good and valuable consideration, including the consideration contemplated by the EEA, the receipt and sufficiency of which is acknowledged by the Executive, the Executive and the Company agree as follows:

1	INTERPRETATION

The capitalized terms have the meanings ascribed to them in the EEA, and the following terms have the following meanings:

(a)	“Affiliate” means, in respect of the Company, a company or other entity which directly or indirectly controls, is controlled by, or is under common control with, the Company. For the purposes of this definition, “control” means direct or indirect beneficial ownership of a greater than 50% interest in the income of such company or entity or such other relationship as, in fact, constitutes actual control.

(b)	"Business" or "Business of the Company" means:

(i)	researching, developing, commercializing, producing and marketing novel, cannabinoid-based and other pharmaceutical therapies to treat disease combined with innovative drug delivery systems; or

(ii)	any other area in which the Company has an active research and development program on the date the Executive's employment with the Company terminates and in connection with which the Executive directly provided Services or had direct supervisory responsibilities.

(c)	“Confidential Information” shall mean all information, knowledge, or data, whether in written, oral, electronic or other form, relating to the Business of the Company, whether or not conceived, originated, discovered or developed in whole or in part by the Executive, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)	from which the Company or its Affiliates derive economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which the Company or its Affiliates otherwise have a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include:

(iii)	all proprietary information licensed to, acquired, used or developed by the Company and its Affiliates in its research and development activities (including but not restricted to the research and development of cannabinoid-based and other pharmaceutical therapeutics and delivery technology), other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)	all information relating to the Business of the Company, and to all other aspects of the structure, personnel and operations of the Company and its Affiliates, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to the Company or its Affiliates by third parties subject to restrictions on use or disclosure;

(v)	all know-how relating to the Business of the Company, including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)	all information relating to the businesses of competitors of the Company or its Affiliates, including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)	all information provided to the Company or its Affiliates by their agents, consultants, lawyers, contractors, licensors or licensees and relating to the Business of the Company; and

(viii)	all information relating to the Executive’s compensation and benefits, including salary, vacation, stock options, perquisites, severance notice, rights on termination and all other compensation and benefits, except that the Executive shall be entitled to disclose such information to the Executive’s bankers, advisors, agents, consultants and other third parties who have a duty of confidence to the Executive and who have a need to know such information in order to provide advice, products or services to the Executive.

All Work Product shall be deemed to be the Company’s Confidential Information.

Notwithstanding the foregoing, “Confidential Information” does not include information which the Executive can prove is information that was in the public domain at the date of disclosure to the Executive, or thereafter entered the public domain through no fault of the Executive (but only after it has entered the public domain) provided that any combination of information that is Confidential Information will not be included within the exception merely because parts of the information were within the public domain unless the whole of the combination itself was in the public domain.

(d)	“Intellectual Property” is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary rights or interests, recognized currently or in future, in and to any Inventions, including, without limitation, rights and interests in and to the following:

(i)	knowledge, know-how and its embodiments, including trade secret information;

(ii)	patents in inventions, and all applications therefor;

(iii)	copyrights in artistic, literary, dramatic, musical, and neighbouring works, copyrightable works of authorship including technical descriptions for products, user guides, illustrations, advertising materials, computer programs, source code and object code, and all applications therefor;

(iv)	trademarks, service marks, tradenames, business names and domain names and all applications therefor;

(v)	industrial designs and all other industrial or intellectual property and all applications therefor; and

(vi)	all goodwill connected with the foregoing.

(e)	“Inventions” shall mean any and all inventions, discoveries, developments, enhancements, improvements, concepts, formulas, designs, processes, ideas, writings and other works, whether or not reduced to practice, and whether or not protectable under patent, copyright, trade secret or similar laws.

(f)	“Work Product” shall mean any and all Inventions and possible Inventions relating to the Business of the Company and which the Executive may make or conceive, alone or jointly with others, during their involvement in any capacity with the Company, whether during or outside their regular working hours, except those Inventions made or conceived by the Executive entirely on their own time that do not relate to the Business of the Company and do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, from or through their involvement in any capacity with the Company.

2	CONFIDENTIALITY

(a)	Property of the Company. The Company shall exclusively own all right, title and interest in and to the Confidential Information, whether or not created or developed by the Executive.

(b)	Prior Business Confidential Information. The Executive represents and warrants to the Company that the Executive has not brought or used, and the Executive covenants and agrees that the Executive will not use or bring to the Company any confidential information of any kind whatsoever of any prior party (the "Prior Business") with whom the Executive was previously involved, whether such involvement was as an employee, director or officer of that Prior Business, an investor in that Prior Business, a partner in that Prior Business, a consultant to that Prior Business or other relationship to that Prior Business (the "Prior Involvement"). The Company and the Executive acknowledge and agree that the Company is not employing the Executive to obtain confidential information relating to any Prior Involvement and the Executive acknowledges that the Company has advised the Executive to comply with any and all legal obligations the Executive may have to such Prior Business. The Executive covenants and agrees to indemnify and hold the Company harmless from any and all loss, claims, damages, expenses and costs (including legal costs on a solicitor-client basis) of any kind whatsoever that the Company may suffer related to of any breach by the Executive of their obligations to such Prior Business in that regard.

(c)	Basic Obligation of Confidentiality. The Executive hereby acknowledges and agrees that the Company has disclosed and will continue to disclose to the Executive, and that the Executive has had and will continue to have access to Confidential Information. The Executive will receive and hold all Confidential Information on the terms and conditions set out in this Exhibit B. Except as otherwise expressly set out in this Exhibit B, the Executive will keep strictly confidential all Confidential Information and all other information belonging to the Company that the Executive acquires, observes or is informed of, directly or indirectly, in connection with the Executive’s involvement, in any capacity, with the Company both during and after the employment in any capacity with the Company.

(d)	Non-Disclosure. Except with the prior written consent of the Company or as may be expressly required in the course of performing the Services, the Executive will not at any time, either during or after their employment in any capacity with the Company;

(i)	use or copy any Confidential Information or recollections thereof for any purpose other than the performance of the Services for the benefit of the Company and its Affiliates;

(ii)	publish or disclose any Confidential Information or recollections thereof to any person other than to employees of the Company and its Affiliates who have a need to know such Confidential Information in the performance of their duties for the Company or its Affiliates;

(iii)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement; or

(iv)	permit or cause any Confidential Information to be stored off the premises of the Company, including permitting or causing such Confidential Information to be stored in electronic format on personal computers, except in accordance with written procedures of the Company, as amended from time to time in writing.

(e)	Taking Precautions. The Executive will take all reasonable precautions necessary or prudent to prevent material in his possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

(f)	Control of Confidential Information and Return of Information. All physical materials produced or prepared by the Executive containing Confidential Information, including, without limitation, records, devices, computer files, data, notes, reports, proposals, lists, correspondence, specifications, drawings, plans, materials, accounts, reports, financial statements, estimates and all other materials prepared in the course of his responsibilities to or for the benefit of the Company or its Affiliates, together with all copies thereof (in whatever medium recorded), shall belong exclusively to the Company, and the Executive will promptly turn over to the Company’s possession every original and copy of any and all such items in his possession or control upon request by the Company. If the material is such that it cannot reasonably be delivered, upon request from the Company, the Executive will provide reasonable evidence that such materials have been destroyed, purged or erased.

(g)	Purpose of Use. The Executive agrees that they will use Confidential Information only for purposes authorized or directed by the Company.

(h)	Exemptions. The obligations of confidentiality set out in this Section 2 will not apply to

(i)	information required by operation of law, court order or government agency to be disclosed, provided that:

(ii)	in the event that the Executive is required to disclose such information or material, upon becoming aware of the obligation to disclose, unless prohibited by law the Executive will provide to the Company prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(iii)	if the Company agrees that the disclosure is required by law, it will promptly give the Executive written authorization to disclose the information for the required purposes only;

(iv)	if the Company promptly informs the Executive that the Company does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(v)	if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, the Executive will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3	INTELLECTUAL PROPERTY RIGHTS

(a)	Property of the Company: All Inventions and Work Product will be the sole and exclusive property of the Company.

(b)	Notice of Invention. The Executive will promptly and fully inform the Company of all Work Product, whether or not patentable, throughout the course of their involvement, in any capacity with the Company and from which there is a reasonable basis to believe that Intellectual Property may be derived therefrom, whether or not developed before or after execution of this Agreement. On their ceasing to be employed by the Company for any reason whatsoever, the Executive will immediately deliver up to the Company all Work Product.

(c)	Assignment of Rights. Subject only to the exceptions set out in Attachment 1 attached to this Exhibit B, the Executive will irrevocably assign, and does hereby irrevocably assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, all of their right, title and interest in and to all Work Product, including all Intellectual Property rights therein. To the extent that the Executive retains or acquires legal title to any such Intellectual Property rights and interests, the Executive hereby declares and confirms that such legal title is and will be held by them only as trustee and agent for the Company or the Company’s designee until such time as the Executive is able to execute a binding assignment of such rights. The Executive agrees that the Company’s rights hereunder shall attach to all Intellectual Property rights in their Work Product, notwithstanding that it may be perfected or reduced to specific form after they have terminated their relationship with the Company. The Executive further agrees that the Company’s rights hereunder are worldwide rights and are not limited to Canada, but shall extend to every country of the world.

(d)	Moral Rights. Without limiting the foregoing, the Executive hereby irrevocably waives any and all moral rights worldwide, including without limitation those arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that they may have with respect to all Work Product, and agrees never to assert any moral rights which they may have in the Work Product, including, without limitation, the right to the integrity of the Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and the Executive further confirms that the Company may use or alter any Work Product as the Company sees fits in its absolute discretion.

(e)	Goodwill. The Executive hereby agrees that all goodwill that the Executive has established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company relating to the Business of the Company (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

(f)	Assistance. The Executive hereby agrees to reasonably assist the Company, at the Company’s request and expense, in:

(i)	making patent applications for all Work Product, including instructions to lawyers and/or patent agents as to the characteristics of the Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of the Company for such applications;

(ii)	making applications for all other forms of Intellectual Property registration relating to all Work Product;

(iii)	prosecuting and maintaining the patent applications and other Intellectual Property relating to all Work Product; and

(iv)	registering, maintaining and enforcing the patents and other Intellectual Property registrations relating to all Work Product.

(v)	If the Company is unable for any reason to secure the Executive’s signature with respect to any Work Product including, without limitation, to apply for or to pursue any application for any patents or copyright registrations covering such Work Product, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as their agent and attorney-in-fact, to act for and in their behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Work Product with the same legal force and effect as if executed by them.

(g)	Assistance with Proceedings. The Executive will reasonably assist the Company, at the Company’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to Intellectual Property or applications for registration thereof.

(h)	Commercialization. The Executive understands that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due or payable to him as a result of the Company’s efforts to commercialize or market any such Work Product.

(i)	Prior Business Intellectual Property. The Executive represents and warrants to the Company that they have not brought or used, and the Executive covenants and agrees that they will not use or bring to the Company any Intellectual Property of any kind whatsoever of any Prior Business with whom the Executive had a Prior Involvement or any Intellectual Property directly owned by the Executive. The Company and the Executive acknowledge and agree that the Company is not employing the Executive to obtain Intellectual Property relating to any Prior Involvement and the Executive acknowledges that the Company has advised the Executive to comply with any legal obligations the Executive may have to such Prior Business. The Executive covenants and agrees to indemnify and hold the Company harmless from any and all losses, claims, damages, expenses, and costs (including legal costs on a solicitor-client basis) of any kind whatsoever that the Company may suffer related to any breach by the Executive of his obligations to such Prior Business in that regard.

(j)	Prior Inventions. In order to have them excluded from this Exhibit B, the Executive has set forth on Attachment 1 attached to this Exhibit B a complete list of all Inventions for which a patent application has not yet been filed that they have, alone or jointly with others, conceived, developed or reduced to practice prior to the execution of this Exhibit B to which they have any right, title or interest, and which relate to the Business of the Company. If such list is blank or no such list is attached, the Executive represents and warrants that there are no such prior Inventions.

4	PUBLICITY

The Executive shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding any Work Product or any Confidential Information.

5	FURTHER ASSURANCES

The Parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Exhibit B.

6	FIDUCIARY STATUS

The provisions of this Exhibit B are additional to and do not amend, replace or otherwise reduce the Executive’s fiduciary obligations at law or equity.

7	TERMINATION OF EMPLOYMENT / SURVIVAL

(a)	The covenants in this Exhibit B apply regardless of which Party initiated the termination of the Executive’s employment or the reasons for the termination of the Executive’s employment.

(b)	If the employment of the Executive is terminated for any reason by the Executive or the Company and there is any dispute with respect to whether any obligations have been breached or to what extent compensation or other entitlements are owing to the Executive then despite the dispute and whether the Company is, or is later determined to be, otherwise in compliance with the terms and conditions of the Executive’s employment, the Executive will at all times remain bound by the post-employment obligations set out in this Exhibit B.

(c)	This Exhibit B will survive the termination of employment of the Executive for any reason and will continue in full force and effect.

8	NO CONFLICTING OBLIGATIONS

The Executive hereby represents and warrants that the Executive has no agreements with or obligations to any other person with respect to the matters covered by this Exhibit B or concerning the Confidential Information that are in conflict with anything in this Exhibit B, except as disclosed in Attachment 1 attached to this Exhibit B.

9	SEVERABILITY

For the purposes of section 9(e) of the EEA, each covenant or obligation set out in this Exhibit B is a separate and distinct provision.

10	INDEPENDENT LEGAL ADVICE

The Executive agrees that the Executive has obtained or has had an opportunity to obtain independent legal advice in connection with this Exhibit B, and further acknowledges that the Executive has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

Agreed:	/s/ Netta Jagpal	Date: 20 February 2024
Narinder Netta “Neeta” Jagpal

Agreed:	/s/ Eric A. Admas	Date: 20 February 2024
Eric A. Adams
INMED PHARMACEUTICALS INC.

Attachment 1 to Exhibit B

EXCLUSIONS FROM WORK PRODUCT

●	Nil.

Exhibit C – Restrictive Covenant Agreement

Dated: 20 February 2024

WHEREAS:

A.	In accordance with the terms of the Executive Employment Agreement between the Executive and the Company dated 20 February 2024 (the “EEA”), the Executive has agreed to execute this Restrictive Covenant Agreement on the terms set out herein.

NOW THEREFORE for good and valuable consideration, including the consideration contemplated by the EEA, the receipt and sufficiency of which is acknowledged by the Executive, the Executive and the Company agree as follows:

1	INTERPRETATION

The capitalized terms have the meanings ascribed to them in the EEA, and the following terms have the following meanings:

(a)	“Business” or “Business of the Company” means researching, developing, commercializing, producing and marketing novel, cannabinoid-based and other pharmaceutical therapies to treat disease combined with innovative drug delivery systems;

(b)	“Capacity” means as a principal, agent, employee, director, officer, advisor, shareholder, consultant or contractor.

(c)	“Competing Business” means any endeavor, activity or business which is competitive in any material way with the Business of the Company worldwide;

(d)	“Competitive Duties” means any duties that:

(i)	are the same or similar to any of the duties the Executive performed for the Company in the 18-month period immediately preceding the Date of Termination and relate to products and/or services that are competitive with the Business of the Company, or

(ii)	involve the management, direction or supervision of personnel performing any of the duties described in paragraph (i) above;

(e)	“Contact” means any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company (or of its partners or funders) with whom the Executive materially dealt or otherwise became aware of during the term of the Executive’s employment in any capacity with the Company;

(f)	“Restricted Period” means the 12-month period immediately following the Date of Termination;

(g)	“Prohibited Work” means any executive, management, supervisory, consultation or strategic work for a Competing Business in circumstances where the Executive has Confidential Information, or had been given Confidential Information, that if used or disclosed in performing such work could be advantageous to the Competing Business in competing with the Business; and

(h)	“Restricted Territory” means the United States of America and Canada and the geographic area in any other country in which the Company had material business relationships in which the Executive was materially involved at the time of or within 12 months of the Date of Termination.

2	ACKNOWLEDGEMENT

The Executive acknowledges the following:

(a)	The Business of the Company is highly competitive;

(b)	The Executive has had and will continue to have a senior executive role for the Company, has had and will continue to have extensive access to, and has been and will continue to be entrusted with, highly sensitive Confidential Information and has been and will continue to be involved in and responsible for strategic, supervisory and managerial decisions for the Company;

(c)	The Executive has developed and will continue to develop important relationships with key Contacts such that the goodwill and competitiveness of the Business of the Company depend in part on the Executive; and

(d)	As a result, the Company would be vulnerable to and harmed by the Executive performing duties and work that are competitive with or detrimental to the Company for a reasonable period after the Date of Termination.

3	NON-COMPETITION

(a)	Restriction. During the Restricted Period, the Executive shall not, without the prior written consent of the Board acting reasonably, directly or indirectly, perform Competitive Duties or Prohibited Work for a Competing Business in any Capacity within the Restricted Territory.

(b)	Exception. Nothing in subsection (a) above shall prohibit the Executive from, during the Restricted Period, holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any corporation or other entity which is listed on any recognized stock exchange, that is a Competing Business.

4	NON-SOLICITATION OF CONTACTS

(a)	Restriction. During the Restricted Period the Executive shall not directly or indirectly in a manner that is competitive with the Business of the Company:

(i)	participate in any bid or tender process with respect to, or

(ii)	solicit or otherwise interfere with the relationship with the Company with any Contact in the Restricted Territory.

(b)	Exception. The restriction in paragraph (a) does not apply to solicitation through broadly circulated media advertisements that are generic in nature.

5	NON-SOLICITATION OF PERSONNEL

(a)	Restriction. During the Restricted Period the Executive shall not directly or indirectly solicit or entice any person who is an employee or contractor of the Company to leave employment or engagement with the Company.

(b)	Exception. The restriction in paragraph (a) does not apply to solicitation through broadly circulated media advertisements that are generic in nature.

6	RELATIONSHIP WITH A COMPETITIVE BUSINESS

If the Executive has any direct or indirect relationship with a Competitive Business any time during the Restricted Period, then the Executive will have the duty and responsibility to promptly notify the Company of such relationship and cooperate in any investigation by the Company as to whether the Executive is or will be in breach of any obligation in this Exhibit C. The Executive will promptly cooperate and comply with any requests from any of the Company for information or documentation related to any such relationship with a Competitive Business.

7	REASONABLENESS

The Executive agrees and acknowledges that the covenants and obligations in this Exhibit C are given for good and valuable consideration, paid or provided in exchange for agreeing to the restrictions set out in this Exhibit C and that by reason of the Executive’s unique knowledge of and relationship with the Company and the significant competitive relationship between the Company and the Competing Businesses, the scope of these covenants and obligations as to time, activity and geographic area, the definitions of Competing Business, Competitive Duties, Prohibited Work, Restricted Period, and Restricted Territory are reasonable and give only such reasonable restrictions as are minimally necessary to protect the legitimate proprietary interests of the Company. The Executive further agrees and acknowledges that the Company may notify any employer or prospective employer of the Executive, and any other legal entity with whom the Executive has had or is having direct or indirect dealings with, of the restrictions set out in this Exhibit C when reasonably required by the Company to protect its legitimate business interests.

8	FIDUCIARY STATUS

The provisions of this Exhibit C are additional to and do not amend, replace or otherwise reduce the Executive’s fiduciary obligations at law or equity.

9	TERMINATION OF EMPLOYMENT / SURVIVAL

(a)	The covenants in this Exhibit C apply regardless of which Party initiated the termination of the Executive’s employment or the reasons for the termination of the Executive’s employment.

(b)	If the employment of the Executive is terminated for any reason by the Executive or the Company and there is any dispute with respect to whether any obligations have been breached or to what extent compensation or other entitlements are owing to the Executive then despite the dispute and whether the Company is, or is later determined to be, otherwise in compliance with the terms and conditions of the Executive’s employment, the Executive will at all times remain bound by the post-employment obligations set out in this Exhibit C.

(c)	This Exhibit C will survive the termination of employment of the Executive for any reason and will continue in full force and effect.

10	NO CONFLICTING OBLIGATIONS

The Executive hereby represents and warrants that they have no agreements with or obligations to any other person with respect to the matters covered by this Exhibit C.

11	SEVERABILITY

For the purposes of section 9(e) of the EEA, each covenant or obligation set out in this Exhibit C is a separate and distinct provision.

12	INDEPENDENT LEGAL ADVICE

The Executive agrees that the Executive has obtained or has had an opportunity to obtain independent legal advice in connection with this Exhibit C, and further acknowledges that the Executive has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

Agreed:	/s/ Netta Jagpal	Date: 20 February 2024
Narinder Netta “Neeta” Jagpal

Agreed:	/s/ Eric A. Admas	Date: 20 February 2024
Eric A. Adams
INMED PHARMACEUTICALS INC.

Exhibit D – Release

FOR AND IN CONSIDERATION OF the terms set out in the Executive Employment Agreement dated 20 February 2024 (the “EEA”) and other good and valuable consideration, Narinder Netta “Neeta” Jagpal (the “Executive”) agrees to remise, release and forever discharge of INMED PHARMACEUTICALS INC. (the “Company”), and the Company’s associated or related entities, subsidiaries, predecessors, successors, assigns, officers, owners, operators, directors, employees, insurers and agents and each of their associated or related entities, subsidiaries, predecessors, successors, assigns, officers, owners, operators, directors, employees, insurers and agents and each of their respective predecessors, successors, heirs, executors, administrators, and assigns from any and all manner of actions, causes of action, suits, debts, damages, covenants, contracts, costs, expenses, compensation, claims and demands whatsoever, whether in law or in equity, whether known or unknown, relating to the Executive’s employment with the Company or the cessation of that employment, and without limiting the generality of the foregoing, any claims or rights under the Employment Standards Act (British Columbia) and the Human Rights Code (British Columbia) and any other applicable provincial or federal legislation (to the maximum extent permitted by such legislation), any claims for severance pay or pay in lieu of notice of termination, damages for loss of reputation, loss of position, loss of status, loss of future job opportunities, and constructive termination, any claims arising from the manner and timing of the termination, and any claims or rights under the weekly indemnity, long term disability, incentive and other benefit plans of the Company.

Except for amounts to be paid or benefits and other entitlements to be provided to the Executive pursuant to the express terms of the EEA after the date of execution of this Release, the Executive agrees and acknowledges that:

(a)	the Executive has received, or by virtue of the terms of the EEA will receive, all wages including, without limiting the generality of the foregoing, overtime pay, vacation pay, general holiday pay and pay in respect of termination of employment to which the Executive is entitled under the Employment Standards Act as of the date of this Release;

(b)	the Company has, or by virtue of the terms of the EEA will have, satisfied all obligations to the Executive under the Employment Standards Act in relation to the Executive’s employment and the cessation of the Executive’s employment, and there is no factual or legal basis for any claim or entitlement against the Company under that statute;

(c)	the payments to the Executive by or on behalf of the Company are not to be construed as an admission of liability on the part of the Company, which liability is expressly denied;

(d)	this Release is executed by the Executive for the purpose of making a full, final and irrevocable settlement of any and all claims whatsoever and howsoever arising against the Company;

(e)	the Executive will not make any further claim or take any proceedings whatsoever against the Company or any other person, company or other legal entity who might claim contribution or indemnity from the Company in respect of matters which are the subject of this Release;

(f)	the facts in respect of which this Release is made may prove to be other than or different from the facts now known or believed to be true, and the Executive expressly accepts and assumes the risk of the facts being different, and agrees that this Release will be in all respects enforceable and not subject to termination, rescission, or variation by discovery of any difference in facts;

(g)	the Executive will indemnify and hold harmless the Company from all liability, if any, for any tax, penalty, interest or any other amount of any kind whatsoever arising under any one or more of the Income Tax Act (Canada), the Employment Insurance Act (Canada), the Canada Pension Plan Act (Canada), and any other similar statute of Canada or a province or territory thereof, that arises in consequence of the performance of the obligations to the Executive by or on behalf of the Company;

(h)	the existence and terms of the settlement between the Executive and the Company and this Release are confidential and the Executive will not disclose, except as required by law, either the whole or part of such settlement or Release to anyone, but disclosure may be made to the Executive’s legal or financial advisors and spouse, on the condition that the Executive will ensure that those persons to whom the Executive makes disclosure maintain that confidentiality and do not disclose the existence and terms of the settlement;

(i)	this Release is voluntarily executed and the terms of the Release are contractual and not a mere recital; and

(j)	the Executive had read and understands this Release and has, prior to the execution hereof, had the opportunity to receive independent legal advice in respect hereof.

IN WITNESS WHEREOF Narinder Netta “Neeta” Jagpal HAS SIGNED THIS RELEASE THIS ___ DAY OF _________________, 20__.

Narinder Netta “Neeta” Jagpal